Exhibit 10.11

LOAN REVISION AGREEMENT

TO: CITY NATIONAL BANK	LOAN NO. 422525-65393

This Loan Revision Agreement (“Agreement”) dated September 12, 2003, refers to the loan evidenced by a promissory note (“Note”) dated January 2, 2001, in favor of City National Bank, a national banking association (“CNB”) executed by Daily Journal Corporation, a South Carolina corporation (“Borrower”), in the amount of $2,000,000.00, payable in full on March 1, 2016, subject to the installment maturities therein, if any. The Note is secured by a deed of trust dated January 2, 2001 executed by Borrower for the benefit of CNB (hereinafter referred to as the “encumbrance”), recorded on February 13, 2001, as Instrument No. 01-0232153, in the Recorder’s Office of Los Angeles County, State of California.

As of the date hereof, the Note has an outstanding unpaid principal balance of $1,808,377.26, on which interest is paid to September 1, 2003.

The Borrower hereby requests that CNB revise the terms of the Note and that CNB accept payment thereof at the time, or times, and in the manner as follows:

1. Effective October 1, 2003, the “Interest Rate” as defined in the first paragraph on page 1 of the Note is amended from 8.02% to 6.84%.

2. The second paragraph on page 1 of the Note is deleted in its entirety, and replaced with the following language:

Principal and interest together are payable in installments of Eighteen Thousand Sixty-Eight and 97/100 Dollars ($18,068.97) each month commencing November 1, 2003, and continuing thereafter on the same day of each month, until maturity, as above stated, when all unpaid interest and principal shall be payable.

In consideration of CNB’s acceptance of the revision of the Note, including the time for payment thereof, all as set forth above, the Borrower does hereby acknowledge and admit to such indebtedness, and further does unconditionally agree to pay such indebtedness together with interest thereon within the time and in the manner as revised in accordance with the foregoing, together with any and all attorneys’ fees, costs of collection and any other sums secured by the encumbrance.

Subject to applicable California law, any and all security for the principal obligation held by CNB, including the encumbrance, may be enforced by CNB concurrently or independently of each other, and in such order as CNB may determine; and with reference to any such security in addition to the encumbrance, CNB may, without consent of or notice to Borrower, exchange, substitute or release such security without affecting the liability of the Borrower, and CNB may release any one or more parties hereto or to the above obligation, or permit the liability of said party or parties to terminate without affecting the liability of any other party or parties liable thereon.

This Agreement is a revision only, and not a novation; and except as herein provided, all of the terms and conditions of the Note and the encumbrance shall remain unchanged and in full force and effect.

When more than one Borrower signs this Agreement, all agree:

a.	That where in this Agreement the word “Borrower” appears, it shall read “each Borrower”;

b.	That breach of any covenant by any Borrower may, at CNB’s option, be treated as breach by all Borrowers;

c.	That the liability and obligations of each Borrower are joint and several.

Failure of Borrower to return the executed original of this Agreement to CNB not later than September 30, 2003, shall render this Agreement void and of no effect, and any Event of Default now existing in respect of the Note shall be continuing and subject to all of the rights and remedies ascribed to CNB under the Note, the encumbrance and the law.

“Borrower”	Daily Journal Corporation, a South Carolina corporation

	By:	/s/ Gerald L. Salzman
Gerald L. Salzman
	Its:	President

The foregoing Agreement is accepted this 12th day of September, 2003.

“CNB”	City National Bank, a national banking association

	By:	/s/ Steve Tsoflias
Steve Tsoflias
	Its:	Vice President